Exhibit 99.1

     PRESS RELEASE

Contact:	Victor M. Perez, CFO Allis-Chalmers Energy 713-369-0550 Lisa Elliott, Sr. VP DRG&E/ 713-529-6600

ALLIS-CHALMERS ENERGY ANNOUNCES APPOINTMENT OF NEW
BOARD MEMBER
HOUSTON, TEXAS, April 19, 2007 — Allis-Chalmers Energy Inc. (NYSE: ALY) today announced that James M. Hennessy has been appointed as a member of its Board of Directors, effective April 17, 2007. Mr. Hennessy was appointed to fill the vacancy left by Mr. Freedman’s resignation to become Vice President—Investor Relations of Allis-Chalmers.
Munawar Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer, stated “Jeff Freedman has been an integral part of our company’s success. I would like to thank him for his outstanding service to the company and I am pleased that Jeff will continue to contribute to the Company in his role as Vice President—Investor Relations.”
Mr. Hidayatallah also stated, “We are pleased to welcome Jim Hennessy into the Allis-Chalmers family. Jim is a proven leader and his extensive experience in corporate governance will bring great insight into our board of directors.”
Mr. Hennessy served as President and Chief Executive Officer of ING Funds, a United States mutual fund business of ING Group, from 2001 through 2006. While with ING Funds, Mr. Hennessy oversaw approximately 216 mutual funds with an aggregate of approximately $92 billion in assets under management. From 2003 through 2007, Mr. Hennessy also served on the board of governors of the Investment Company Institute, which is the national trade association for the mutual fund industry, representing most of the industry’s assets.
About Allis-Chalmers
Allis-Chalmers Energy Inc., is Houston based multi-faceted oilfield services company that provides services and equipment to oil and natural gas exploration and production companies, throughout the United States, including Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, the Gulf of Mexico, and internationally primarily in Argentina and Mexico. We provide directional and horizontal drilling services, rental of specialized tools for onshore and offshore drilling, completion and workover operations, casing and production tubing installation, compressed air drilling services, and workover services with capillary and coiled tubing units. In Argentina, we are a leading provider of drilling, completion, repair and related services. For more information, visit the Company’s website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.
Forward- Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially. Information about the risks and uncertainties that may affect Allis-Chalmers are set forth in Allis-Chalmers’ most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in Allis-Chalmers’ other SEC filings and publicly available documents.